Exhibit 10.3

January 5, 2012

PERSONAL AND CONFIDENTIAL

Mr. Joseph Scirocco

Chief Financial Officer

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:     Transitional Employment Agreement

Dear Joe:

This letter (“Agreement”) will confirm our understanding and agreement regarding your transitional employment with Quiksilver, Inc. (“Quiksilver” or the “Company”), as the Company begins a search for your successor. Once executed, this Agreement is effective on and after January 5, 2012 (“Effective Date”), and completely supersedes and replaces any existing or previous oral or written employment agreements, express or implied, between you and the Company, including without limitation that certain Employment Agreement dated April 12, 2007, and the Amendment thereto dated June 13, 2008, all of which are terminated and of no further force or effect.

1.	Transitional Employment. Your employment as Chief Financial Officer and as an employee of the Company will terminate for all purposes on the first to occur of (i) the date that is two (2) weeks from written notice from either you or the Company of such termination, which may be provided at will at any time in the Company’s or your discretion, with or without cause, during which time the Company may relieve you of your duties and responsibilities, and (ii) June 30, 2012 (“Separation Date”). The period between the Effective Date and the Separation Date shall be referred to herein as your “transitional employment.” As of the Separation Date, you are also resigning as a director and officer from any of the Company’s subsidiaries where you serve in any such capacity. Your termination effective on the Separation Date constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1). During your transitional employment with Quiksilver, you will continue to perform your usual and customary duties as Chief Financial Officer, and you will also assist the Company in its search for a successor and fully cooperate in a smooth transition of your responsibilities. During the time both before and after the Separation Date, Quiksilver will also provide you with the opportunity to participate in an executive outplacement assistance program through Right Management or another mutually-agreeable firm at a cost to the Company not to exceed $20,000.

2.	Compensation. During your transitional employment, your base salary will be $45,833.33 per month ($550,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular payroll dates. In January 2012, you will be paid a bonus of $443,400, less required deductions and withholdings, as and for fiscal year ending October 31, 2011.

3.	Vacation. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days are earned or accrued by you, or payable upon termination of employment.

4.	Health and Disability Insurance. During your transitional employment, you (and any eligible dependents you select) will be covered by the Company’s group health insurance programs on the same terms and conditions applicable to comparable employees. Following the Separation Date you will receive information on your right to continue your health insurance coverage at your own expense under COBRA. During your transitional employment, you will also be covered by the long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverages in its discretion. No health or disability benefits shall be provided to you after the Separation Date.

5.	Clothing Allowance. During your transitional employment, you will be provided a clothing allowance of $5,000 per year at the Company’s wholesale prices. Such benefit shall cease as of the Separation Date.

6.	Stock Options and Restricted Stock. Although you are no longer eligible to participate in Quiksilver’s Stock Incentive Plan, or any successor equity plan, you have certain rights with respect to previously issued grants.

A.	Attached hereto as Addendum “A” is a schedule of your vested and unvested stock options, restricted stock and restricted stock units as of the date of this Agreement. All of your unvested stock options which have not previously expired will accelerate and vest on the Separation Date. Any unexercised stock options on the Separation Date which have not previously expired will remain exercisable for a period of twelve (12) months, after which they will expire and cease to be exercisable; provided, however, that in no event may such stock options be exercised after their expiration date, and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your stock options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

B.	On the Separation Date, all unvested shares of restricted stock of the Company held by you shall expire and be surrendered to the Company. The restricted stock units (“RSU’s”) held by you as of the date of this Agreement shall continue to be governed by the terms and conditions of the RSU Agreement.

C.	Please note that all “blackout” periods under the Company’s Policy Prohibiting Insider Trading (a copy of which you have reviewed incident to the execution of this Agreement) will continue to apply to you through the Separation Date, and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information.

7.	Life Insurance. During your transitional employment, the Company will pay the premium on a term life insurance policy on your life with a company and policy of its choice, and a beneficiary of your choice, in the face amount determined by the Company of not less than $2,000,000. The Company’s obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and it is not required to pay premiums for such a policy in excess of $5,000 annually. Depending on the terms of the policy, it may be convertible to an individual policy at your own expense following the Separation Date. The Company will not provide any further life insurance benefits to you after the Separation Date.

8.	Separation Pay. The Company will pay you separation pay in the total amount of $1,873,400, less required tax deductions and withholdings (“Separation Pay”), with checks being sent to your home address and payable as follows:

A.	A lump sum payment of $624,466.70, less required tax deductions and withholdings, payable on the first payroll date that is six (6) months following the Separation Date (“First Payment Date”);

B.	Beginning with the payroll period immediately following the First Payment Date, and continuing for a total of twelve (12) months, the Company shall compensate you on its regular payroll dates in the monthly amount of $104,077.78, less required withholdings and deductions (for a total amount of $1,248,933.30); and

C.	The Company will also pay you a pro rata portion (based on that portion of the current fiscal year that occurs prior to the Separation Date) of your discretionary bonus award pursuant to the Company’s Incentive Compensation Plan, for the fiscal year ending October 31, 2012, less applicable withholdings and deductions, assuming the performance criteria with respect to such bonus award are achieved for the fiscal year ending October 31, 2012. Such bonus will be paid at the time annual bonuses are paid to other executives, but in no event later than March 15, 2013. No such bonus will be paid to you unless the performance criteria with respect to such bonus award have been achieved by the Company with respect to its fiscal year ending October 31, 2012.

D.

In order for you to be eligible to receive the payments specified above in subparagraphs (A), (B), and (C), you must (1) not be terminated for “cause” (defined as (i) willful misconduct in the performance of your duties, (ii) commission of a felony or violation of law involving moral turpitude or dishonesty, (iii) self-dealing, (iv) willful breach of duty, (v) habitual neglect of duty, or (vi) a material breach by you of your obligations under this Agreement; provided, however, that “cause” for your termination under either subsection (v) or (vi) shall not exist unless Quiksilver provides you with written notice of termination on account of such cause, and you fail to cure such cause within ten (10) days of such written notice), and (2) execute a general release of claims in the form attached hereto as Addendum “B” within the 21-day period following the Separation Date (as described in the General Release attached hereto), and such General Release shall have become effective.

E.	In the event that any payment or benefit received or to be received by you from the Company (collectively, the “Payments”) would constitute a parachute payment within the meaning of Section 280G(b)(2)(A) of the Code, then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

(i)	2.99 times your Average Compensation (as defined below), or

(ii)	the amount which yields you the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

The present value of the Payments will be measured as of the Separation Date and determined in accordance with the provisions of Code Section 280G(d)(4).

Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Separation Date occurs. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.

If the Payments do not constitute a parachute payment, the provisions of this Paragraph 8(E) shall not apply to such Payments,

F.	Notwithstanding the foregoing, to the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Code, such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum on the first business day after the end of the six-month period) and the Treasury Regulations and the transitional relief thereunder; provided, however, that in no event will the Company be required to provide you with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax under Code Section 409A or in the event that the Company changes the time or form of your payments or benefits in accordance with this paragraph.

9.	Trade Secrets; Confidential and/or Proprietary Information; Non-Solicitation. The Company owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company’s business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, sales and marketing strategies, sales commission formulae, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of the Company, including, but not limited to, those items specifically mentioned above. You agree that, for a period of two (2) years after the Separation Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to solicit, divert or induce, any individual who is an employee of the Company or any of the Released Parties (as defined in the General Release attached hereto as Addendum “B”) to terminate his or her employment; or (ii) solicit, divert or induce, or attempt to solicit, divert or induce, any individual or entity who is a supplier, distributor, customer or client of the Company or any of the Released Parties not to continue as a supplier, distributor, customer or client of the Company.

10.	Expense Reimbursement. During your transitional employment, the Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company’s benefit on such terms and conditions as shall be generally available to other executives of the Company. No further expense reimbursement or other benefits of any kind or nature shall be provided to you after the Separation Date.

11.	Compliance With Business Policies. During your transitional employment, you will be required to observe the Company’s personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

12.	Entire Agreement. This Agreement, its addenda, and any confidentiality, stock option, restricted stock, restricted stock unit or other similar agreements the Company has entered into with you contain the entire integrated agreement between us regarding your transitional employment and termination of your employment. No modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and an authorized officer of the Company. You have been advised to consult with independent legal counsel before executing this Agreement, and you confirm that you have done so.

13.

Mutual Agreement to Arbitrate. To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement, your employment or the termination of that employment will be submitted to final and binding arbitration in

Orange County, California, for determination in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules (the “Rules”), including any subsequent modifications or amendments to such Rules, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. You acknowledge that you have had the opportunity to read and review the Rules prior to signing this Agreement. A copy of the Rules is also available from the Company’s Human Resources Department and can be found on-line at www.adr.org/employment. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by you or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including (but not limited to) claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. Nevertheless, claims for workers’ compensation benefits or unemployment insurance, those arising under the National Labor Relations Act, and any other claims where mandatory arbitration is prohibited by law, are not covered by this arbitration agreement, and such claims may be presented by either the Company or you to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This mutual and bilateral arbitration agreement, which shall be governed by the Federal Arbitration Act, is to be construed as broadly as is permissible under applicable law.

14.	Compliance with Section 409A.

A.	This Agreement is intended to comply with the requirements of Section 409A of the Code, and the regulations and other guidance promulgated thereunder. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations and other guidance promulgated thereunder.

B.	Any payments to which you become entitled under Paragraph 8 hereof shall be treated as the right to receive a series of separate payments for purposes of Code Section 409A.

C.

Nothing herein shall be construed as a guarantee by the Company of any particular tax effect to you under this Agreement, however. The Company shall not be liable to you if any payment or benefit made or provided under this Agreement is determined to result in additional tax, penalty or interest under Code Section 409A, nor for reporting to the Internal Revenue Service or other taxing authority in good faith any payment or benefit made or provided under this Agreement as an amount includible in gross income under Section 409A or as a violation of Section 409A.

D.	With respect to any reimbursement of expenses to which you are entitled under this Agreement, or any provision of in-kind benefits to you as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, solely to the extent that the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect; (ii) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15.	Clawback Compliance. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

16.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise. In the event of your death, any unpaid Separation Pay will be paid to your estate.

Please sign, date and return the enclosed copy of this Agreement to me to acknowledge your agreement with the above.

Thank you.

Very truly yours,

Robert B. McKnight, Jr. Chairman and Chief Executive Officer

Enclosure

ACKNOWLEDGED AND AGREED:

Joseph Scirocco

Dated

ADDENDUM A

STOCK OPTIONS

~Addendum A~

ADDENDUM B

GENERAL RELEASE

1.	General Release of Claims. In exchange for the consideration provided in the Agreement to which this Addendum “B” is appended, I agree to, and by signing this General Release do, forever waive and release Quiksilver, Inc., and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which I ever had, now have, or may claim to have against any of the Released Parties from the beginning of time to the moment I sign this General Release, including, without limitation, any claim arising out of (i) any aspect of my employment or the termination of my employment with the Company; (ii) any restrictions on the right of Quiksilver to terminate my employment or any employment agreement; (iii) any agreement, understanding or inducement, oral or written, express or implied, between me and any of the Released Parties, including any employment agreement; (iv) any stock options or restricted stock (other than as provided in this Agreement); and/or (v) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; provided, however, that this General Release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights I may have to indemnity under the Company’s By-Laws, any individual indemnification agreement between me and the Company, California Labor Code § 2802 or as otherwise required by law.

2.	Waiver of Unknown Claims. Further, I waive and relinquish all rights and benefits I may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.	Non-Admission. Nothing contained in this General Release shall be considered an admission by the Company of any liability whatsoever.

4.	Severability. Should any portion, word, clause, phrase, sentence or paragraph of this General Release be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

5.

Signature and Revocation Periods. So that I can review this General Release as I deem appropriate, the Company has advised me as follows: (i) this General Release does not waive any rights or claims that may arise after it is executed by me; (ii) I will have

~Addendum B~

twenty-one (21) days following the Separation Date to consider this General Release, although I understand that I may sign it sooner than that if I so desire; (iii) I should consult with an attorney if I so desire before executing this General Release; and (iv) I also retain the right to revoke this General Release at any time during the seven (7)-day period following its execution. This General Release shall not become effective or enforceable until such seven (7)-day period has expired.

READ CAREFULLY: THIS IS A LEGAL DOCUMENT.

I HAVE READ, UNDERSTAND AND VOLUNTARILY

AGREE TO THE ABOVE:

Joseph Scirocco	Date (Not Before Separation Date)

~Addendum B~